EXHIBIT 99.1
                                                                    ------------


                      [LETTERHEAD OF GUILFORD MILLS, INC.]


                                                July 27, 2000

                                                Contact: Terrence E. Geremski
                                                Chief Financial Officer
                                                (336) 316-4136

                                                http://www.guilfordmills.com

GUILFORD MILLS ANNOUNCES THIRD QUARTER EARNINGS
BOARD VOTES TO SUSPEND DIVIDEND

GREENSBORO, NC (July 27, 2000) - Guilford Mills, Inc. (NYSE: GFD) today announced operating results for the Company's third quarter ended July 2, 2000 and other developments referred to below.

Third quarter sales of $211,678,000 were lower than the $217,923,000 reported for the third quarter of the prior year. The Company incurred a net loss of $2,597,000 or $0.14 per diluted share compared to net income of $931,000 or $0.04 per diluted share for the comparable quarter for the prior year.

Apparel segment sales were down 14.1% from the third quarter of the prior year and continued to be impacted by low-cost imports. This decline in the apparel segment more than offset continued growth in the automotive and home fashions segments. Automotive sales were $99.3 million, up 5.8% from last year. The home fashions segment generated a moderate increase over last year with sales of $26.3 million, a 3.5% increase. The specialty segment was down overall with sales of $11.7 million, which represents a 2.5% decrease from fiscal third quarter 1999.

John Emrich, President and Chief Executive Officer, said, "We are continuing to see pressure on our margins in the apparel segment. Results have been negatively impacted by low-cost imports and changes in product mix. Furthermore, we have reduced production levels at some of our operations that were built for large runs resulting in higher unit costs. This combination resulted in a pretax operating loss of $3.5 million for the apparel segment for the quarter, and a $6.9 million apparel pretax operating loss for the nine months year-to-date.

"Our automotive segment is strong and growing. The segment's decline in profitability for the quarter was a result of especially strong product demand at the time we were still integrating operations and expanding capacity. We are returning to more normalized operations and our profitability should reflect these improvements by the end of our fiscal year."

Guilford's UK automotive operations also reported lower revenues and operating income resulting from adverse currency exchange rates and market weakness in certain models. Guilford Mills will continue to take proactive steps through its hedging strategies to attempt to decrease its vulnerability to currency conditions. In Mexico, the Company's automotive operations continued to show growth in both revenue and operating income. The Company's Brazilian operations performed at levels similar to last year and they are expected to be profitable in the first fiscal quarter of 2001.


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Mr. Emrich continued, "Success in the Industrial and Specialty Fabrics segment will continue to be driven by Guilford Mills' innovation, technological advances and patented products. This segment has the potential for considerable growth going forward.

"Through our strategically positioned global operations, diverse product mix, solid customer relationships, technological innovation and strong corporate culture, we believe Guilford Mills is on the right track for increased growth and profitability," Mr. Emrich concluded.

(Earnings Summary Below)










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                              GUILFORD MILLS, INC.
                         THIRD QUARTER EARNINGS SUMMARY

                                       THIRD FISCAL         Comparable
                                      QUARTER ENDED        Quarter Ended
                                       JULY 2, 2000         July 4, 1999
                                       ------------         ------------

THREE MONTHS ENDED
------------------

SALES
-----
APPAREL                                 $74,296,000          $86,547,000
AUTOMOTIVE                               99,312,000           93,875,000
HOME FASHIONS                            26,349,000           25,547,000
INDUSTRIAL/SPECIALTY                     11,721,000           11,954,000
                                         ----------           ----------
         TOTAL SALES                   $211,678,000         $217,923,000
                                       ============         ============

NET INCOME/(LOSS)                       ($2,597,000)            $931,000

NET INCOME /(LOSS) PER SHARE:
     BASIC                                   ($.14)                 $.04
     DILUTED                                  (.14)                  .04

EQUIVALENT SHARES OUTSTANDING:
     BASIC                               18,899,000           22,059,000
     DILUTED                             18,939,000           22,059,000


NINE MONTHS ENDED
-----------------

SALES
-----
APPAREL                                $220,940,000         $252,785,000
AUTOMOTIVE                              298,348,000          272,451,000
HOME FASHIONS                            75,176,000           90,726,000
INDUSTRIAL/SPECIALTY                     34,805,000           35,144,000
                                         ----------           ----------
         TOTAL SALES                   $629,269,000         $651,106,000
                                       ============         ============

NET INCOME                               $3,197,000           $8,049,000

NET INCOME PER SHARE:
     BASIC                                    $ .17                $ .36
     DILUTED                                    .17                  .36

EQUIVALENT SHARES OUTSTANDING:
     BASIC                               18,899,000           22,456,000
     DILUTED                             18,958,000           22,467,000

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OTHER ITEMS
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Guilford Mills, Inc. separately announced today a strategic realignment of its apparel operations designed to provide a more competitive cost structure and to increase profitability. In connection with the realignment, Guilford Mills will discontinue the dyeing and finishing operations at its Fishman plant once current production is completed and will reduce its dyeing and finishing capacity at its Greenberg plant as circular knit dyeing and finishing is transitioned to the Company's soon to be completed manufacturing facility in Tampico, Mexico.

Total costs associated with the restructuring are expected to be approximately $35 million to $40 million. These costs will be incurred during the fourth quarter of fiscal 2000 and throughout fiscal year 2001. The Company will take a restructuring charge in the fourth quarter of fiscal 2000 of $16 million to $19 million and expects to incur an additional $6 million in related costs for an estimated after-tax impact on fourth quarter earnings of $0.75 to $0.85 per share. The remaining $13 million to $15 million period costs will be incurred in fiscal year 2001 and, when netted against expected savings for the period, are expected to result in a positive estimated after-tax impact on EPS of $0.27 to $0.34 for fiscal year 2001. The Company expects the net savings, and therefore positive impact on EPS, to be greater in future periods. These restructuring charges include both the impact of the realignment related to the Fishman facility and the Company's plans with respect to the Greenberg facility. As a result of the restructuring, the Company anticipates that it will not be in compliance, as of the end of fiscal 2000, with certain covenants in its loan agreements and has commenced discussions with its lenders to obtain appropriate amendments or waivers.

Guilford Mills also announced today that, in light of the current business conditions, the Board of Directors has voted to suspend the quarterly dividend.

Additionally, the Company announced that its Board of Directors adopted a Stockholder Rights Plan ("Rights Plan") designed to protect Company stockholders in the event of takeover activity that might deny them the full value of their investment. The Rights Plan was not adopted in response to any specific takeover threat and replaces the Company's existing rights plan, which expires on August 23, 2000. In adopting the new Rights Plan, which will expire on July 26, 2010, the Board declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock of the Company, payable to stockholders of record at the close of business on August 23, 2000. The rights will become exercisable only in the event, with certain exceptions, a person either acquires 15% or more of the Company's voting stock or commences a tender or exchange offer, which if successfully consummated, would result in such person owning 15% or more of the Company's voting stock. Details of the replacement Rights Plan will be outlined in a letter to be mailed to stockholders on or about the record date of August 23, 2000.

Additionally, the Company has consented to the entry of a cease and desist order, issued by the Securities and Exchange Commission on July 24, 2000, relating to the previously announced, and now concluded, SEC investigation into accounting irregularities at the Company's Hofmann Laces unit. No monetary fines or penalties were imposed against the Company, which neither admitted nor denied the findings of the order.

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Guilford Mills is an integrated designer and producer of value-added fabrics using a broad range of technologies. The company is the largest warp knitter in the world and is a leader in technological advances in textiles, including microdenier warp knits and wide width circular knits of cotton blended with LYCRA(R). Guilford Mills serves a diversified customer base in the home furnishings, apparel, automotive and industrial markets. Through its Guilford Home Fashions subsidiary, the company produces bedding products, window treatments and shower curtains for the retail market.

From time to time, the Company may publish forward-looking statements relative to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.
This press release may be deemed to contain forward-looking statements with respect to fiscal year 2000 and other projections within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements could be subject to risk and uncertainty that exist in the operations of the Company and the business environment that could render actual outcomes and results materially different from those predicted. A description of these risks and uncertainties are discussed more fully in the Company's annual report on Form 10-K for the year ended October 3, 1999 and the Company's other filings with the Securities and Exchange Commission. The Company assumes no obligations to update or revise any such forward-looking statements.


INVESTOR RELATIONS CONTACT:
Terrence E. Geremski
Chief Financial Officer
336-316-4136

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